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                                                                 Morgan Stanley
                                                                 Charter Series

       July 2008
       Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated May 1, 2008.

                                                        Issued: August 29, 2008

[LOGO]

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.



                    1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005  2006   2007    2008
FUND                 %       %    %    %    %      %       %     %       %      %     %      %     %      %       %
------------------------------------------------------------------------------------------------------------------------
Charter Campbell.    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7    3.1  (15.0)   3.5
                                                                      (3 mos.)                                 (7 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Aspect...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6) 10.5   4.4     4.9
                  (10 mos.)                                                                                    (7 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Graham...    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)  4.6   13.2    13.9
                                                (10 mos.)                                                      (7 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter WCM......    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)  (2.4)  10.4    7.8
                                                (10 mos.)                                                      (7 mos.)
------------------------------------------------------------------------------------------------------------------------

                  INCEPTION-  COMPOUND
                   TO-DATE   ANNUALIZED
                    RETURN     RETURN
FUND                  %          %
---------------------------------------
Charter Campbell.   15.2        2.5

---------------------------------------
Charter Aspect...   90.3        4.6

---------------------------------------
Charter Graham...   150.7       10.2

---------------------------------------
Charter WCM......   21.5        2.1

---------------------------------------

DEMETER MANAGEMENT CORPORATION

522 Fifth Avenue, 13th Floor
New York, NY 10036
Telephone (212) 296-1999

Morgan Stanley Charter Series
Monthly Report
July 2008

Dear Limited Partner:

 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Funds as of July 31, 2008 was as follows:

                                                % CHANGE
                       FUND              N.A.V. FOR MONTH
                       ----------------------------------
                       Charter Campbell  $11.52  -1.46%
                       ----------------------------------
                       Charter Aspect    $19.03  -9.43%
                       ----------------------------------
                       Charter Graham    $25.07  -5.40%
                       ----------------------------------
                       Charter WCM       $12.15  -5.57%
                       ----------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

 The trading results by sector chart indicates the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below the chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

 Effective May 8, 2008, Michael Adam is no longer a principal of Aspect Capital Limited, the trading advisor of Morgan Stanley Charter Aspect L.P.

 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Walter J. Davis
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter Aspect L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter WCM L.P.

MORGAN STANLEY CHARTER CAMPBELL L.P.

                                     [CHART]

                    Month ended July 31, 2008  YTD ended July 31, 2008
                   --------------------------  ------------------------
Currencies                     -0.04%                   2.55%
Global Interest Rates          -1.08%                  -3.37%
Global Stock Indices            1.25%                   6.46%
Energies                       -1.11%                   1.78%
Metals                          0.11%                   0.12%

Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the energy and global interest rate sectors. These losses were partially offset by gains recorded in the global stock index and metals markets. Trading results in the currency sector were essentially flat and had no material effect on the overall Fund performance for the month.

Within the energy sector, long futures positions in crude oil and its related products experienced losses as prices reversed sharply lower on signs that global economic growth may be slowing, which may curb future energy demand. Meanwhile, long positions in natural gas futures resulted in losses as prices decreased dramatically amid rising inventories and news that the Atlantic hurricane season's first storm avoided the gas-producing fields in the Gulf of Mexico.

Additional losses were incurred within the global interest rate sector from short positions in European fixed-income futures as prices reversed higher following a decline in the global equity markets, news that U.K. manufacturing contracted more than predicted in May, and industrial production in Germany fell by the most in nine years.

MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)


Within the global stock index sector, short positions in European, Pacific Rim, and U.S. equity index futures resulted in gains as global equity prices moved lower during the first half of the month on concerns that widening credit-market losses, weakening consumer demand, and surging commodity prices may erode corporate earnings.
Smaller gains were experienced within the metals markets from short futures positions in copper as prices decreased amid speculation that slowing economic growth may reduce demand for base metals.

MORGAN STANLEY CHARTER ASPECT L.P.

                                     [CHART]

                      Month ended July 31, 2008   YTD ended July 31, 2008
                      --------------------------  ------------------------
Currencies                     0.12%                         1.95%
Global Interest Rates         -2.52%                         0.67%
Global Stock Indices          -0.25%                         2.87%
Energies                      -3.55%                         3.04%
Metals                        -0.17%                         0.15%
Agriculturals                 -2.57%                         2.50%


Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the energy, agricultural, global interest rate, global stock index, and metals sectors. These losses were partially offset by gains recorded in the currency markets.

Within the energy sector, long futures positions in crude oil and its related products experienced losses as prices reversed sharply lower on signs that global economic growth may be slowing, which may curb future energy demand. Meanwhile, long positions in natural gas futures resulted in losses as prices decreased dramatically amid rising inventories and news that the Atlantic hurricane season's first storm avoided the gas-producing fields in the Gulf of Mexico.

Within the agricultural markets, long futures positions in corn and the soybean complex recorded losses as prices moved lower following news that favorable weather in U.S. growing regions may boost crop prospects. Elsewhere in the agricultural complex, additional losses were incurred from long positions in cocoa futures as prices reversed lower amid weakening U.S. demand and a rise in exports from the Ivory Coast, the world's largest producer of cocoa.

MORGAN STANLEY CHARTER ASPECT L.P.
(continued)


Within the global interest rate sector, short positions in European fixed-income futures resulted in losses as prices reversed higher following a decline in the global equity markets, as well as news that U.K. manufacturing contracted more than predicted in May and industrial production in Germany fell by the most in nine years. Meanwhile long positions in U.S. interest rate futures experienced losses as prices moved lower on speculation of an interest rate hike by the U.S. Federal Reserve in the near future. Further losses were incurred from short positions in Australian fixed-income futures as prices moved higher amid speculation that the Reserve Bank of Australia may cut interest rates later this year.

Within the global stock index sector, losses were recorded from short positions in U.S. equity index futures as prices reversed higher during the second half of the month after better-than-expected earnings reports within the banking sector fueled speculation that profits may withstand a global economic slowdown.

Additional losses were incurred within the metals markets from short futures positions in lead as prices moved higher following a sharp drop in stockpiles. Smaller losses were experienced from long positions in aluminum and copper futures as prices decreased on concerns that slowing economic growth may reduce demand for base metals.

Within the currency sector, long positions in the Mexican peso versus the U.S. dollar resulted in gains as the value of the Mexican peso moved higher against the U.S. dollar after the Bank of Mexico raised interest rates in order to curb accelerating global inflation. Additional gains were recorded from long positions in the Polish zloty versus the euro as the value of the Polish zloty increased relative to the euro amid speculation that Poland's central bank may raise interest rates after reports showed inflation rose to a four-year high in June.

MORGAN STANLEY CHARTER GRAHAM L.P.

                                     [CHART]

                   Month ended July 31, 2008   YTD ended July 31, 2008
                   -------------------------   ------------------------
Currencies                  0.98%                     4.65%
Global Interest Rates      -1.24%                    -0.27%
Global Stock Indices       -0.10%                     4.58%
Energies                   -2.33%                     7.35%
Metals                     -0.75%                    -0.27%
Agriculturals              -1.74%                     0.78%


Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the energy, agricultural, global interest rate, metals, and global stock index sectors. These losses were partially offset by gains recorded in the currency markets.

Within the energy sector, long positions in natural gas futures experienced losses as prices decreased dramatically amid rising inventories and news that the Atlantic hurricane season's first storm avoided the gas-producing fields in the Gulf of Mexico. Meanwhile, long futures positions in crude oil and its related products resulted in losses as prices reversed sharply lower on signs that global economic growth may be slowing, which may curb future energy demand.

Within the agricultural markets, long futures positions in corn and the soybean complex recorded losses as prices moved lower following news that favorable weather in U.S. growing regions may boost crop prospects. Elsewhere in the agricultural complex, additional losses were incurred from long positions in cocoa futures as prices reversed lower amid weakening U.S. demand and a rise in exports from the Ivory Coast, the world's largest producer of cocoa.

MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)


Within the global interest rate sector, short positions in European fixed-income futures resulted in losses as prices reversed higher following a decline in the global equity markets, as well as news that U.K. manufacturing contracted more than predicted in May and industrial production in Germany fell by the most in nine years. Elsewhere, losses were experienced from short positions in U.S. interest rate futures as prices reversed higher at the end of the month following news that the U.S. economy expanded at a 1.9% annual rate during the second quarter of 2008, a smaller increase than expected.

Additional losses were recorded within the metals markets from long positions in aluminum and copper futures as prices decreased amid speculation that slowing economic growth may reduce demand for base metals. Further losses were incurred from long futures positions in gold as prices dropped due to a rise in the value of the U.S. dollar.

Smaller losses were experienced within the global stock index sector from short positions in Pacific Rim and U.S. stock index futures as prices reversed higher during the second half of the month after better-than-expected earnings reports within the banking sector fueled speculation that profits may withstand a global economic slowdown.

Within the currency sector, long positions in the Turkish lira and Mexican peso versus the U.S. dollar resulted in gains as the value of the Mexican peso and Turkish lira increased relative to the U.S. dollar after the Bank of Mexico and Central Bank of the Republic of Turkey raised interest rates to curb accelerating global inflation. Additional gains were recorded from long positions in the South African rand versus the U.S. dollar as the value of the South African rand moved higher against the U.S. dollar amid speculation that the South African Reserve Bank may raise interest rates at its next policy meeting in August.

MORGAN STANLEY CHARTER WCM L.P.

                                     [CHART]

                    Month ended July 31, 2008   YTD ended July 31, 2008
                   --------------------------  -------------------------
Currencies                 -0.04%                     3.96%
Global Interest Rates      -0.49%                     2.30%
Global Stock Indices        0.13%                     0.04%
Energies                   -2.34%                     4.18%
Metals                     -0.34%                     1.34%
Agriculturals              -1.98%                     2.55%

Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the energy, agricultural, global interest rate, and metals sectors. These losses were partially offset by gains recorded in the global stock index sector. Trading results in the currency markets were essentially flat and had no material effect on the overall Fund performance for the month.

Within the energy sector, long futures positions in crude oil and its related products experienced losses as prices reversed sharply lower on signs that global economic growth may be slowing, which may curb future energy demand. Meanwhile, long positions in natural gas futures resulted in losses as prices decreased dramatically amid rising inventories and news that the Atlantic hurricane season's first storm avoided the gas-producing fields in the Gulf of Mexico.

Within the agricultural markets, long futures positions in corn and the soybean complex recorded losses as prices moved lower following news that favorable weather in U.S. growing regions may boost crop prospects. Elsewhere in the agricultural complex, additional losses were incurred from long positions in cocoa futures as prices reversed lower amid weakening U.S. demand and a rise in exports from the Ivory Coast, the world's largest producer of cocoa.

MORGAN STANLEY CHARTER WCM L.P.
(continued)


Within the global interest rate sector, short positions in European fixed-income futures resulted in losses as prices reversed higher following a decline in the global equity markets, as well as news that U.K. manufacturing contracted more than predicted in May and industrial production in Germany fell by the most in nine years.

Additional losses were recorded within the metals markets from long futures positions in gold as prices dropped due to a rise in the value of the U.S. dollar. Smaller losses were incurred from long positions in copper and aluminum futures as prices decreased amid speculation that slowing economic growth may reduce demand for base metals.

Within the global stock index sector, short positions in European equity index futures experienced gains as prices moved lower during the first half of the month on concerns that widening credit-market losses, weakening consumer demand, and surging commodity prices may erode corporate earnings.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED JULY 31, 2008 (UNAUDITED)

                                   MORGAN STANLEY               MORGAN STANLEY               MORGAN STANLEY
                                CHARTER CAMPBELL L.P.        CHARTER ASPECT L.P.          CHARTER GRAHAM L.P.
                             --------------------------  ---------------------------  ---------------------------
                                          PERCENTAGE OF                PERCENTAGE OF                PERCENTAGE OF
                                          JULY 1, 2008                 JULY 1, 2008                 JULY 1, 2008
                                            BEGINNING                    BEGINNING                    BEGINNING
                               AMOUNT    NET ASSET VALUE    AMOUNT    NET ASSET VALUE    AMOUNT    NET ASSET VALUE
                             ----------  --------------- -----------  --------------- -----------  ---------------
                                 $              %             $              %             $              %
INVESTMENT INCOME
  Interest income (Note 2)      319,797         .15          238,393         .14          731,248         .14
                             ----------       -----      -----------       -----      -----------       -----

EXPENSES
  Brokerage fees (Note 2)     1,069,678         .50          874,783         .50        2,563,695         .50
  Management fees               472,442         .22          291,594         .17          854,566         .17
                             ----------       -----      -----------       -----      -----------       -----
   Total Expenses             1,542,120         .72        1,166,377         .67        3,418,261         .67
                             ----------       -----      -----------       -----      -----------       -----

NET INVESTMENT LOSS          (1,222,323)       (.57)        (927,984)       (.53)      (2,687,013)       (.53)
                             ----------       -----      -----------       -----      -----------       -----

TRADING RESULTS
Trading profit (loss):
  Realized                    5,858,356        2.74       (2,302,809)      (1.32)      (7,959,616)      (1.55)
  Net change in unrealized   (7,752,973)      (3.63)     (13,265,066)      (7.58)     (17,017,360)      (3.32)
                             ----------       -----      -----------       -----      -----------       -----
   Total Trading Results     (1,894,617)       (.89)     (15,567,875)      (8.90)     (24,976,976)      (4.87)
                             ----------       -----      -----------       -----      -----------       -----

NET LOSS                     (3,116,940)      (1.46)     (16,495,859)      (9.43)     (27,663,989)      (5.40)
                             ==========       =====      ===========       =====      ===========       =====

                                   MORGAN STANLEY
                                  CHARTER WCM L.P.
                             --------------------------
                                          PERCENTAGE OF
                                          JULY 1, 2008
                                            BEGINNING
                               AMOUNT    NET ASSET VALUE
                             ----------  ---------------
                                 $              %
INVESTMENT INCOME
  Interest income (Note 2)      178,143         .14
                             ----------       -----

EXPENSES
  Brokerage fees (Note 2)       637,892         .50
  Management fees               212,630         .17
                             ----------       -----
   Total Expenses               850,522         .67
                             ----------       -----

NET INVESTMENT LOSS            (672,379)       (.53)
                             ----------       -----

TRADING RESULTS
Trading profit (loss):
  Realized                      (47,309)       (.04)
  Net change in unrealized   (6,380,154)      (5.00)
                             ----------       -----
   Total Trading Results     (6,427,463)      (5.04)
                             ----------       -----

NET LOSS                     (7,099,842)      (5.57)
                             ==========       =====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED JULY 31, 2008 (UNAUDITED)

                             MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                          CHARTER CAMPBELL L.P.                 CHARTER ASPECT L.P.                   CHARTER GRAHAM L.P.
                  ------------------------------------  -----------------------------------  ----------------------------
                       UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                  --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                       $          $                         $          $                          $
Net Asset Value,
 July 1, 2008     18,294,593.781  213,935,645   11.69   8,329,057.394  174,956,559   21.01   19,352,131.261  512,739,079

Net Loss                --         (3,116,940)   (.17)        --       (16,495,859)  (1.98)        --        (27,663,989)
Redemptions         (678,282.234)  (7,813,811)  11.52     (91,198.905)  (1,735,515)  19.03     (298,567.625)  (7,485,090)
Subscriptions           --             --         --      568,117.536   10,811,277   19.03      545,311.513   13,670,960
                  --------------  -----------           -------------  -----------           --------------  -----------

Net Asset Value,
 July 31, 2008    17,616,311.547  203,004,894   11.52   8,805,976.025  167,536,462   19.03   19,598,875.149  491,260,960
                  ==============  ===========           =============  ===========           ==============  ===========

                                      MORGAN STANLEY
                                     CHARTER WCM L.P.
                  -------- ------------------------------------
                  PER UNIT      UNITS         AMOUNT    PER UNIT
                  -------- --------------  -----------  --------
                     $                          $          $
Net Asset Value,
 July 1, 2008      26.50    9,912,265.613  127,578,340   12.87

Net Loss           (1.43)        --         (7,099,842)   (.72)
Redemptions        25.07      (82,578.504)  (1,003,329)  12.15
Subscriptions      25.07      685,151.792    8,324,594   12.15
                           --------------  -----------

Net Asset Value,
 July 31, 2008     25.07   10,514,838.901  127,799,763   12.15
                           ==============  ===========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter Aspect L.P. ("Charter Aspect"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter WCM L.P. ("Charter WCM") (individually, a "Partnership", and collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. credits each Partnership with interest income on 100% of its average daily funds held at MS&Co. and MSIP to meet margin requirements at a rate approximately equivalent to what the commodity brokers pay other similar customers on margin deposits. In addition, MS&Co. credits at each month end each Partnership with interest income on 100% of such Partnership's assets not deposited as margin at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during the month. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
  The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership, except Charter Campbell, are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in each Partnership except Charter Campbell, and at the end of each month thereafter, limited partners may exchange their Units among Charter Aspect, Charter
Graham, and Charter WCM (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Charter Aspect will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter WCM will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to MS&Co. as described in Note 1. Each Partnership's cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


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3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter Aspect L.P.
  Aspect Capital Limited ("Aspect")

Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.

Morgan Stanley Charter WCM L.P.
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Charter Aspect, Charter Graham, and Charter WCM each pays its trading advisor a flat-rate monthly fee equal to 1/6 of 1% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits paid on a monthly basis.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
  Charter Aspect and Charter WCM each pays an incentive fee to Aspect and Winton, respectively, based upon the performance of each trading advisor beginning December 1, 2006, without regard to any losses incurred by the prior trading advisor(s).

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)


Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.

This report is based on information from multiple sources and Morgan Stanley makes no representation as to the accuracy or completeness of information from sources outside of Morgan Stanley.

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